UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2025

WELLGISTICS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42530	93-3264234
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 Bayport Drive

Suite 950

Tampa, FL 33607

(Address of principal executive officers) (Zip Code)

(844) 203-6092

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	WGRX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2025, the Board of Directors of Wellgistics Health, Inc. (the “Company”) appointed Mark DiSiena as Chief Financial Officer of the Company, effective as of April 22, 2025 (the “Commencement Date”). Mr. DiSiena (age 59), has offered operational leadership and accounting oversight to clients through Cresset Advisors, a specialty consulting practice he founded to focus on the delivery of tailored interim CFO and advisory services. DiSiena has served in related leadership roles, including Chief Financial Officer for AgEagle Aerial Systems, Titanium Healthcare, Decentral Life, Cherokee Brands, and 4Medica. He has held management positions at Oracle-NetSuite, LVMH and Nokia/Bell Labs. In addition, he has consulted at notable companies that include: Kyruus Health, PreciseMDX, PublicSq, World View Enterprises, Countrywide Bank, American Apparel, Paramount Pictures and HauteLook. He began his career as an assurance auditor at PriceWaterhouseCoopers. DiSiena earned a Bachelor of Science degree with honors from New York University, an MBA from Stanford University and a law degree from Vanderbilt University.

There are no family relationships between Mr. DiSiena and any director, executive officer or nominees thereof of the Company. There are no related party transactions between the Company and Mr. DiSiena that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Mr. DiSiena will succeed Vishnu Balu, who served as the Company’s Chief Financial Officer since April 2024, and who is resigning from his position, effective as of the Commencement Date. Mr. Balu’s decision to resign is not the result of any dispute or disagreement with the Company, the Company’s management or the Company’s Board of Directors on any matter relating to the Company’s operations, policies or practices.

In connection with his appointment as Chief Financial Officer, effective as of the Commencement Date, the Company and Mr. DiSiena entered into an employment agreement (the “DiSiena Employment Agreement”) that provides for Mr. DiSiena to be paid an annual salary of $200,000 per year, which will increase to $275,000 per year upon the Company’s completion of a funding round in a minimum amount of $10 million. Mr. DiSiena also is eligible for a discretionary bonus as determined by the Company’s Board of Directors. Mr. DiSiena is eligible for other employee benefits in accordance with the Company’s policies and plans.

In addition, the Company has agreed, pursuant to the DiSiena Employment Agreement, to issue 150,000 restricted shares of the Company’s common stock to Mr. DiSiena on or before July 21, 2025. These shares of common stock vest in equal annual installments, with the first installment vesting on December 31, 2025, contingent upon Mr. DiSiena remaining employed by and in good standing with the Company as of each vesting date.

The DiSiena Employment Agreement is effective for 3 years and will be automatically renewed for successive one-year terms unless either party provides written notice of an intention to terminate employment.

A copy of the DiSiena Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of the DiSiena Employment Agreement is subject to, and qualified in its entirety by, such document.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement dated April 22, 2025, by and between the Company and Mark DiSiena.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellgistics Health, Inc.

Dated: April 24, 2025	By:	/s/ Brian Norton
Brian Norton
Chief Executive Officer